                                                                    Exhibit 21.1

                          SUBSIDIARIES OF RDO EQUIPMENT CO.



                                                                                Name Under Which
Subsidiary                                State of Incorporation           Subsidiary Does Business
----------                                ----------------------           ------------------------
Minnesota Valley Irrigation, Inc.                Minnesota                       Corporate Name
(100% owned)


RDO Mack Sales and Service, Inc.                North Dakota                     Corporate Name
(100% owned)


RDO Rental Co.                                   Minnesota                    Sun Valley Equipment
(80% owned)



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